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Exhibit 8

SUBSIDIARIES OF PREEM HOLDINGS AB (PUBL)

1.
Preem Petroleum AB (publ), a corporation organized under the laws of the Kingdom of Sweden

2.
Preem Finans AB, a corporation organized under the laws of the Kingdom of Sweden

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SUBSIDIARIES OF PREEM HOLDINGS AB (PUBL)